Exhibit 99.1

105 Norton Street • Newark, NY 14513 • Ph: (315) 331-7742 • Fax: (315) 331-3547 • www.iec-electronics.com

IEC Announces Additional Debt Reduction

Newark, NY – May 15, 2012 – IEC Electronics Corp. (NYSE AMEX: IEC) announced it has reached final agreement with the sellers of Southern California Braiding Inc. (SCB) regarding acquisition-related escrow claims.

When the SCB acquisition was closed in December, 2010, cash and shares of IEC common stock were deposited in escrow with Wells Fargo Bank, N.A. to be released in 2012 to the buyer or sellers dependent upon SCB’s achievement of certain post-closing performance metrics during calendar 2011. IEC and the sellers have just concluded an agreement finalizing escrow claims, under which IEC will receive $1.8 million in cash and 68,625 shares of IEC common stock from the escrow. The funds will be applied to IEC debt and the equity will be retired.

W. Barry Gilbert, Chairman and CEO said, “We were pleased to come to a satisfactory mutual agreement with the sellers of SCB. We will use the funds to continue paying down our debt. As mentioned in our shareholder call on Wednesday of last week, we anticipated paying down our debt by approximately $9 million in fiscal 2012. After the application of these funds, we now envision paying down our debt by approximately $11 million. This is on top of the $12 million we paid down the debt since we purchased SCB last year.

Although Southern California Braiding has had a challenging start transitioning from a private company to a rapidly growing public company, we believe it will turn out to be one of IEC’s best acquisitions. It has started to exhibit the growth we envisioned.”

About IEC Electronics

IEC Electronics Corporation is a premier provider of electronic manufacturing services (“EMS”) to advanced technology companies primarily in the military and aerospace, medical, industrial and computing sectors. The Company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, precision sheet metal products, and advanced research and testing services. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets. The ISO13485 certification supports the quality requirements of medical device markets. The Company is also ITAR registered and NSA approved under the COMSEC standard. Dynamic Research and Testing Laboratory (DRTL) the Company’s newest business unit, is ISO 17025 accredited laboratory specializing in the testing and detection of counterfeit electronic parts, as well as component risk mitigation and advanced failure analysis. IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Victor, NY, Rochester, NY, Albuquerque, NM and Bell Gardens, CA. Additional information about IEC can be found on its web site at www.iec-electronics.com.

The foregoing release, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, the ability of the Company to develop and maintain satisfactory relationships with vendors, and the ability of the Company to efficiently integrate acquired companies into its business. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2011 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

Contact:	Vincent Leo	John Nesbett or Jennifer Belodeau

	Acting Vice President & CFO	Institutional Marketing Services

	IEC Electronics Corp.	(203)972-9200

	(315)332-4308	jnesbett@institutionalms.com

	VLeo@iec-electronics.com	jbelodeau@institutionalms.com